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We consent to the incorporation by reference in Registration Statements Nos.
333-44614 and 333-44616 of Return Assured Incorporated, formerly known as Hertz Technology Group, Inc., all on Form S-3 of our report dated October 26, 2000, on the financial statements of Hertz Technology Group, Inc. appearing in the Annual Report on Form 10-KSB of Return Assured Incorporated, for the year ended August 31, 2000. We also consent to the reference of our firm under the caption "Experts".

/s/ Goldstein Golub Kessler LLP
New York, New York
December 14, 2000